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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED AUGUST 10, 2001                   REGISTRATION NO. 333-66096

                                     [LOGO]

                        $575,000,000 PRINCIPAL AMOUNT OF
            3% CONVERTIBLE SUBORDINATED DEBENTURES DUE MAY 15, 2021

           8,179,231 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

    We issued the debentures in a private placement in May 2001. This prospectus supplement, together with the prospectus dated August 10, 2001, will be used by selling securityholders to resell their debentures and the shares of Genzyme General Division common stock issuable upon conversion of their debentures.

    A copy of the prospectus dated August 10, 2001 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

                             ---------------------

    INVESTING IN THE DEBENTURES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 19, 2001.

Genzyme Corporation - One Kendall Square, Cambridge, Massachusetts 02139 - (617) 252-7500
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                            SELLING SECURITYHOLDERS

    The information in the following table supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                                                         NUMBER OF SHARES OF       NUMBER OF SHARES OF
                               PRINCIPAL AMOUNT OF     PERCENTAGE OF    GENZYME GENERAL STOCK     GENZYME GENERAL STOCK
                             DEBENTURES BENEFICIALLY    DEBENTURES     ISSUABLE UPON CONVERSION    BENEFICIALLY OWNED
NAME (1)                     OWNED THAT MAY BE SOLD     OUTSTANDING      THAT MAY BE SOLD(2)       AFTER OFFERING (3)
--------                     -----------------------   -------------   ------------------------   ---------------------
Allstate Insurance Company
  (4)(5)...................        $ 1,900,000                *                 27,026                   119,400
Allstate Life Insurance
  Company (5)(6)...........            500,000                *                  7,112                   119,400
Arbitex Master Fund L.P....         16,000,000              2.8                227,596                         0
Banc of America Securities
  LLC (7)..................          2,500,000                *                 35,560                         0
Citi Cap Arb (Salomon
  Brothers Asset Management
  Inc.)....................          1,081,000                *                 15,376                         0
Clinton Multistrategy
  Master Fund, Ltd.........          2,000,000                *                 28,448                         0
Clinton Riverside
  Convertible Portfolio
  Limited..................          4,950,000                *                 70,412                         0
Credit Lyonnais Securities
  (USA) Inc................          2,500,000                *                 35,560                         0
Credit Suisse First Boston
  Corporation (8)..........         34,800,000              6.1                495,020                         0
Diversified Arb Fund
  (Salomon Brothers Asset
  Management Inc.).........          3,439,000                *                 48,918                         0
Enhanced Arb (Salomon
  Brothers Asset Management
  Inc.)....................            786,000                *                 11,180                         0
Global Bermuda Limited
  Partnership (9)..........          2,500,000                *                 35,560                         0
GM Pension (Salomon
  Brothers Asset Management
  Inc.)....................            491,000                *                  6,984                         0
GM Veba (Salomon Brothers
  Asset Management Inc.)...          1,671,000                *                 23,768                         0
Goldman Sachs & Company
  (10).....................          7,887,000              1.4                112,190                         0
Herrick Foundation.........            100,000                *                  1,422                         0
Jefferies & Company, Inc...            500,000                *                  7,112                         0
Jersey (IMA) Ltd...........          4,500,000                *                 64,010                         0
KBC Financial Products USA
  Inc. (11)................          5,000,000                *                 71,122                         0
Lakeshore International
  Ltd. (9).................          9,500,000              1.7                135,134                         0
Libertyview Fund LLC.......            750,000                *                 10,668                         0
Libertyview Funds L.P......          7,250,000              1.3                103,128                         0
Lyxor Master Fund (HW
  Capital L.P.)............          4,000,000                *                 56,898                         0
Market Neutral Fund
  (Salomon Brothers Asset
  Management Inc.).........          1,474,000                *                 20,966                         0

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
                                                                         NUMBER OF SHARES OF       NUMBER OF SHARES OF
                               PRINCIPAL AMOUNT OF     PERCENTAGE OF    GENZYME GENERAL STOCK     GENZYME GENERAL STOCK
                             DEBENTURES BENEFICIALLY    DEBENTURES     ISSUABLE UPON CONVERSION    BENEFICIALLY OWNED
NAME (1)                     OWNED THAT MAY BE SOLD     OUTSTANDING      THAT MAY BE SOLD(2)       AFTER OFFERING (3)
--------                     -----------------------   -------------   ------------------------   ---------------------
Multi Strategy Arb (Salomon
  Brothers Asset Management
  Inc.)....................          8,058,000              1.4                114,622                         0
Onex Industrial Partners
  Limited..................          1,850,000                *                 26,314                         0
Pebble Capital Inc.........            550,000                *                  7,822                         0
RCG Multi Strategy LP......            250,000                *                  3,556                         0
Silvercreek II Limited.....          2,600,000                *                 36,984                         0
Silvercreek Limited
  Partnership..............          1,000,000                *                 14,224                         0
Triborough Partners QP,
  LLC......................          1,500,000                *                 21,336                         0

--------------------------

*   Less than 1%.

(1) Individuals and entities who receive shares of Genzyme General Stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

(2) Assumes conversion of the full amount of debentures held by the selling securityholder at the rate of approximately 14.22 shares of Genzyme General Stock per $1,000 in principal amount of the debentures. The conversion rate and the number of shares of Genzyme General Stock issuable upon conversion of the debentures may adjust under circumstances described under "DESCRIPTION OF DEBENTURES--Conversion Rights" in the prospectus. Accordingly, the number of shares of Genzyme General Stock issuable upon conversion of the debentures may increase or decrease from time to time.

(3) Assumes that the selling securityholder has sold all the shares of Genzyme General Stock shown as being issuable upon the assumed conversion of debentures listed next to its name and represents additional shares of Genzyme General Stock beneficially owned before the offering.

(4) Represents an additional $750,000 principal amount of the debentures acquired after August 10, 2001.

(5) The Allstate Corporation ("Allstate") is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company is also the parent company of Allstate New Jersey Holdings, Inc., which is the parent company of Allstate New Jersey Insurance Company. Allstate Insurance Company beneficially owns 70,800 shares of Genzyme General Stock, Allstate Life Insurance Company beneficially owns 3,500 shares of Genzyme General Stock, Allstate New Jersey Insurance Company beneficially owns 3,500 shares of Genzyme General Stock, Allstate Agents Pension Plan beneficially owns 12,400 shares of Genzyme General Stock and Allstate Retirement Plan beneficially owns 29,200 shares of Genzyme General Stock. Allstate disclaims any interest in securities held by Allstate Agents Pension Plan and Allstate Retirement Plan.

(6) Represents an additional $250,000 principal amount of the debentures acquired after August 10, 2001.

(7) Represents an additional $1,500,000 principal amount of the debentures acquired after August 10, 2001.

(8) Credit Suisse First Boston Corporation served as one of the initial purchasers of the debentures in May 2001.

(9) Represents an additional $1,000,000 principal amount of the debentures acquired after August 10, 2001.

(10) Represents an additional $5,387,000 principal amount of the debentures acquired after August 10, 2001. Goldman Sachs & Company served as one of the initial purchasers of the debentures in May 2001.

(11) Represents an additional $3,000,000 principal amount of the debentures acquired after August 10, 2001.

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